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Exhibit 4.4
                                WARRANT AGREEMENT

      This Warrant Agreement ("Agreement") effective the 21st day of June,
1999 is entered into by and between SIMS AGRICULTURAL PRODUCTS CO., an Ohio corporation, (hereinafter referred to as the "Company") and Thomas H. Cunningham ("Holder").

                              W I T N E S S E T H:

      WHEREAS, as of the effective date of this Agreement, the Company is authorized to issue Four Million (4,000,000) shares of common stock on such terms, conditions and provisions as the Board of Directors of the Company may from time to time determine; and

      WHEREAS, the Board of Directors has authorized the Company to issue
5,000 warrants to purchase common shares of the Company to Holder pursuant to a Subscription Agreement effective June 21, 1999, (the "Agreement"), which Agreement is expressly incorporated herein by reference.

      NOW, THEREFORE, pursuant to the applicable laws of the State of Ohio, the parties hereto hereby agree as follows:

      1. Redeemable Nontransferable Common Stock Purchase Warrant. The Company shall issue to Holder, in accordance with the Agreement, 5,000 Common Share Purchase Warrants (hereinafter referred to as "Warrants"). The Warrants shall be evidenced by a Warrant Certificate in the form attached hereto as Exhibit A, the terms and provisions of which are expressly incorporated herein by reference. Holder may not transfer, assign, pledge or hypothecate any Warrant without the prior written consent of the Company.

      2. Declared Value. The declared value of each Warrant shall be One Cent ($.01).

      3. Exercise Price. The exercise price of the Warrants shall be One Cent ($0.01).

      4. Par Value. Each common share issuable upon exercise of the Warrants shall have no par value.

      5. Warrant Rights. No Warrant Holder as such, shall be able to vote or receive dividends or be deemed the Holder of shares of common stock for any purpose, nor shall anything contained in any Warrant Certificate be construed to confer upon any Warrant Holder, as such, any of the rights of the shareholder of the Company or any right to vote, give or withhold consent to any action by the Company (whether upon recapitalization, issuance of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings or other actions affecting shareholders, receive dividends or subscription rights or otherwise, until such Warrants shall have been exercised and the shares of common stock purchasable upon the exercise thereof, shall become deliverable as provided in this Warrant Agreement.

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      If any Warrant Certificate is lost, stolen, mutilated or destroyed, the
Company may, on such terms as to such indemnification or otherwise as it may, in its discretion, impose (which shall, in the case of a mutilated Warrant Certificate, include the surrender thereof), issue a new Warrant Certificate of like denomination and tenor as, and in substitution for, the Warrant Certificate so lost, stolen, mutilated or destroyed.

      6. Warrant Exercise. The Warrants may not be exercised until after June 30, 2000. Thereafter, the Warrants are exercisable as follows: 1,667 Warrants are exercisable at any time after June 30, 2000; 1,666 Warrants are exercisable at any time after June 30, 2001; and 1,666 Warrants are exercisable at any time after June 30, 2002. All of the Warrants expire June 30, 2006. The Warrant Holder may exercise a Warrant, in whole or in part, by surrendering the Warrant Certificate, with the subscription form thereon duly executed, to the Company or its Warrant Agent if any, at the appropriate corporate office, together with the exercise price for each share of common stock to be purchased, payable in lawful money of the United States, or by certified check, bank draft or postal or express money order payable in United States dollars to the order of the Company. All common shares issued upon the exercise of the Warrants shall be, upon receipt by the Company of payment therefor, validly issued and outstanding and fully paid and nonassessable. In case any Warrant Holder shall exercise his Warrant with respect to less than all of the shares of common stock that may be purchased under such Warrant, a new Warrant Certificate, continuing on the same terms as the exercised Warrant Certificate except as to the number of shares subject to purchase thereunder, shall be countersigned and delivered to or upon the order of said Warrant Holder.

      7. Adjustment of Shares of Common Stock Purchasable or of Warrant Price. The number of Common Shares purchasable or the Warrant Price, or both, are subject to adjustment from time to time as follows:

            (a) In case the Company shall at any time split, reverse split, subdivide or combine its outstanding common shares, by reclassification or otherwise, the Warrant Price or the number of Shares purchasable upon exercise thereof, or both, then in effect shall be proportionately decreased or increased, as the case may be, effective simultaneously with the effective date of such split, reverse split, subdivision or combination. The Company shall have the option of choosing either an adjustment in the Warrant Price or the number of Shares purchasable upon exercise of a Warrant, or a combination of the two. A dividend in the form of common stock shall be considered a subdivision of shares for the purposes of this paragraph.

            (b) In case of any capital reorganization or of any reclassification of the common shares of the Company, the Company shall execute an amendment to this Agreement, providing that the Warrants shall, upon such capital reorganization or reclassification, evidence the right to purchase the number of shares of stock or other securities or property of the Company to which the common shares issuable (at the time of such capital reorganization or reclassification of common stock) upon exercise of the Warrants would have been entitled upon such capital reorganization or reclassification of common shares; and in any such case, if necessary, the provisions set forth herein

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      with respect to the rights and interests thereafter of the Warrant Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of the Warrants. Any such adjustment which shall be approved by the Board of Directors of the Company shall for all purposes of this Section 7 conclusively be deemed to be an appropriate adjustment.

            (c) Anything in this Section 7 to the contrary notwithstanding, the Company shall not be required, except as hereinafter provided, to make any adjustment of the Warrant Price in any case in which the amount by which such Warrant Price would be reduced in accordance with the foregoing provisions would be less than $.10, but in such case any adjustment that would otherwise be required then to be made will be carried forward and made at the time and together with the next subsequent adjustment which, together with any and all such adjustments so carried forward, shall amount to not less than $.10, provided, however, that adjustments in the Warrant Price shall be required and made in accordance with the provisions of this Section 7 (other than this subparagraph c) not later than such time as may be required in order to preserve the tax-free nature of any distribution (within the meaning of Section 305 of the United States Internal Revenue Code of 1986, as amended) to the Warrant Holder or the holders of common stock. In the event of any split, reverse split, subdivision or combination of shares of common stock, the $.10 referenced in this paragraph (as theretofore decreased or increased) shall be proportionately decreased or increased.

            (d) Upon each adjustment of the Warrant Price pursuant to subparagraphs (a), (b) and (c) of this Section 7, the number of common shares specified in each Warrant Certificate shall thereupon evidence the right to purchase that number of common shares (calculated to the nearest hundredth of a common share) obtained by multiplying the number of common shares purchasable immediately prior to such adjustment upon exercise of such Warrant by the Warrant Price in effect immediately prior to such adjustment and dividing the product so obtained by the Warrant Price in effect after such adjustment.

            (e) Whenever the Warrant Price or the number of common shares issuable upon the exercise of a Warrant shall be adjusted as herein provided:

                  (i) the Company shall compute the adjusted Warrant Price or the adjusted number of common shares in accordance with such provisions and shall prepare a certificate signed by its President, and any Vice President, Treasurer or Secretary, setting forth the adjusted Warrant Price or the adjusted number of shares of common stock issuable upon the exercise of a Warrant and showing in reasonable detail the facts upon which such adjustments are based;

                  (ii) the Company shall cause to be mailed to the Warrant
            Holder in accordance with the provisions of Section 11 hereof a notice stating that the Warrant Price or the number of shares of common stock purchasable upon

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            exercise of the Warrants, or both, have been adjusted and setting forth the adjusted Warrant Price or the adjusted number of shares of common stock purchasable upon the exercise of a Warrant.

            (f) In case at any time after the date of this Agreement:

                  (i) the Company shall declare a dividend (or any other
            distribution) on its common stock payable otherwise than in cash out of its undistributed net income;

                  (ii) the Company shall authorize the grant to the holders of its common shares of rights to subscribe for or purchase any shares of any class or of any other rights;

                  (iii) there shall be any reclassification of the common shares
            (other than a split, reverse split, subdivision or combination of its outstanding common shares);

                  (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

      then the Company shall cause to be mailed to the Warrant Holder in accordance with the provisions of Section 11 hereof, at least 20 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of common shares of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of common shares of record shall be entitled to exchange their common shares for securities or other property deliverable upon such reclassification, dissolution, liquidation or winding up.

            (g) The form of Warrant Certificate need not be changed because of any change in the Warrant Price or in the number of common shares purchasable upon the exercise of a Warrant pursuant to this Section 7 and Warrant Certificates issued after such change may state the same Warrant Price and the same number of common shares as are stated in the Warrant Certificates initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion (which shall be conclusive) make any change in the form of Warrant Certificate that it may deem appropriate that does not affect the substance thereof, and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

      8. Issuance of Shares Upon Exercise of Warrants. The issuance of shares and any offer to issue shares upon exercise of the Warrants is conditioned upon the availability of an

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exemption from registration of such issuance under Section 4(2) or Regulation D,
Rule 506 or Section 4(6) of the Securities Act of 1933, as amended (the "Act") and corresponding state securities laws, or some other exemption from registration under federal and state securities laws acceptable to the Company. Holder understands and agrees that the Warrants and the Common Shares to be issued upon exercise of the Warrants will be considered "restricted" securities within the meaning of the Act and will be subject to significant limitations on resale under the Act and state securities laws. Prior to the issuance of such shares, the Company shall secure from its counsel an opinion to the effect that the issuance of the shares on the exercise of the Warrants will be a transaction exempt from registration under applicable federal and state securities laws. Prior to the resale of such shares, Holder shall secure from his counsel an opinion to the effect that the resale of the shares received on the exercise of the Warrants will be done in compliance with applicable federal and state securities laws. Holder shall indemnify and hold harmless the Company for all claims, losses or expenses, including attorney fees, arising out of Holder's failure to comply with all applicable securities laws. The Company shall indemnify and hold harmless Holder for all claims, losses or expenses, including attorney fees, arising out of the Company's failure to comply with all applicable securities laws.

      9. Exemption of Shares of Common Stock Issuable Upon Exercise of Warrants. If any shares of common stock issuable upon the exercise of a Warrant require the filing of any document or notice or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any state, before such shares of common stock may be validly issued pursuant to exemption from registration under the laws of the United States of America or any state, then the Company covenants and represents to the Warrant Holder that it will in good faith and as expeditiously as possible endeavor to prepare and make such filing, secure such approval or to take such other action as the case may be, at its sole expense; provided, however, that in no event shall such shares of Common Stock be issued, and the Company shall be authorized hereby to suspend the exercise of all Warrants for the period during which it is endeavoring to obtain such approval or take such other action. In the event the Company shall, at any time, suspend the exercise of Warrants as aforesaid, the expiration date of the Warrants in effect at the date of each such suspension shall be extended for the number of days such suspension shall be in effect.

      10. Warrant Redemption. The Warrants are redeemable by the Company at any time after issuance through the expiration date of June 30, 2006 at the declared value of $.01 per Warrant ("Redemption Price"). If the Company shall elect to redeem Warrants as permitted herein, notice of redemption shall be given to the Holder of all outstanding Warrants to whom the redemption shall apply by mailing first class mail a notice of such redemption not less than 60 days prior to the date fixed for the redemption at his last address as it shall appear upon the books of the Company, but failure to give such notice by mailing to any Holder of the Warrant, or any defect therein, shall not effect the legality or validity of the proceedings for the redemption of any other Warrant. The notice of redemption to each Holder of Warrants shall specify the date fixed for redemption (the "Redemption Date") and the Redemption Price, and shall state that payment of the Redemption Price of the Warrants will be made at the office of the Company or its Warrant Agent, if any, upon presentation and surrender of such

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Warrants, and shall also state that the right to exercise the Warrants so redeemable shall terminate on the Redemption Date (stating such date). If the giving of notice of redemption shall have been completed as above provided, and, in the case where a Warrant Agent is utilized, its funds sufficient for the redemption of the Warrant shall have been deposited with the Warrant Agent for such purpose, the right to exercise the Warrants shall terminate at the close of business on the Redemption Date, and the Holder of each Warrant shall thereafter be entitled upon surrender of his Warrant only to receive the Redemption Price for such Warrant, without interest.

      11. Notice. All notices due to a party to this Agreement shall be sent by U.S. mail, regular postage, at the following addresses:

                  Sims Agricultural Products Co.
                  Attn:  Dallas H. Paul, President
                  3795 County Road 29
                  Mt. Gilead, Ohio  43338

                  Thomas H. Cunningham
                  975 Taylor Road
                  Mansfield, Ohio 44903

or at such other address or addresses as any party may from time to time furnish to the others in writing.

      12. Rights. Except for the rights and privileges specifically set forth herein, the Holder of the Warrants shall have no other rights, powers, authorities or privileges as holders of stock of the Company and each Warrant Holder expressly waives all of such rights to the extent permitted by law.

      13. Liability. The Company and the Board of Directors of the Company and each member thereof will incur no liability for the creation of a series of preferred stock or a new class of common stock so long as they acted in good faith in the creation of any such series or class. The Board of Directors' determination of the dividend rate with respect to any such series or classes of shares shall be final and conclusive and so long as the Board of Directors acted in good faith and with reasonable prudence, no Holder of any share of common stock or Warrant shall have any right to make any claim against any member of the Board of Directors of the Company. Holders of common shares or Warrants of the Company shall and do hereby save harmless each member of the Board of Directors of the Company for any actions taken by them in connection with this Agreement or the issuance of series or other classes of preferred or common stock.

      14. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, and the parties agree to submit themselves to the jurisdiction of the courts of that state, with venue in Morrow County, for the resolution of any dispute arising hereunder.

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      15. Titles. The titles and headings contained in this Agreement are for convenience only and shall not affect the interpretation of any of the terms hereof.

      16. Copies. A copy of this Agreement shall be mailed by the Company to Warrant Holder upon the written request of such Warrant Holder.

      17. Cooperation and Further Assurances. The parties hereto agree that they will execute and deliver to each other and third parties any and all documents in addition to those expressly provided for herein that may be necessary or appropriate to effectuate the provisions of this Agreement, whether before, on or after the date hereof. The parties mutually agree to cooperate with each other to the extent reasonably required in order to fully accomplish the transactions herein contemplated.

      18. Amendments. No amendments or variation of the terms and conditions of this Agreement shall be valid unless evidence by arriving signed by all parties to this Agreement.

      19. Integration. All agreements, contracts, understandings or arrangements which may have been heretofore made or had with reference to the subject matter of this Agreement are hereby wholly abrogated, superseded, discharged and annulled, it being agreed between the parties that this Agreement constitutes and expresses the entire understanding between them, all other promises, representations, agreements, understandings and arrangements being herein merged.

      20. Legal Representation. The parties hereto have carefully read this Agreement and have had ample time and opportunity to discuss the terms and contents of this Agreement with their attorneys and other advisors and know and understand the contents of this Agreement. The parties hereto have signed this Agreement as their own free and voluntary acts.

      21. Non-Waiver. The failure of any party to insist in any one or more instances upon performance by another party of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of the future performance thereof, and the other's obligation with respect to such future performance shall continue in full force and effect.

      22. Restrictions on Assignment. The provisions of this Agreement pertaining to the rights and duties of Holder are personal to Holder and Holder shall not assign any such right or delegate any such duty without the prior written consent of the Company. The Company shall have the right to assign this Agreement without the consent of Holder.

      IN WITNESS WHEREOF, this Agreement has been executed the 21st day of June, 1999.

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                                    SIMS AGRICULTURAL PRODUCTS CO.

                                    By:
                                        ----------------------------------
                                        Dallas H. Paul, President


                                    --------------------------------------
                                    "Holder"

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                                    EXHIBIT A

                               WARRANT CERTIFICATE

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